Exhibit 99.1

eMagin Announces Working Capital Facility

HOPEWELL JUNCTION, N.Y. – (BUSINESS WIRE) – December 23, 2016 – eMagin Corporation, or the “Company” (NYSE MKT: EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, announced that on December 21, 2016, the Company entered into a $5 million revolving credit working capital facility. The financing will be used for general corporate purposes including funding the inventory build for the Company’s recently launched consumer products, BlazeSpark and BlazeTorch. The facility has a term of three years and will provide borrowing capacity based on the Company’s eligible inventory and receivables.

“We are very pleased to enter into this financing transaction to fund the growth of our consumer products business and provide flexibility as we expand our presence in commercial and consumer markets. As a result of this transaction, we were able to strengthen our balance sheet at an attractive cost of capital,” said Andrew Sculley, President and CEO of eMagin Corporation.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin’s microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

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Source: eMagin Corporation

CONTACT:

eMagin Corporation

Jeffrey Lucas, Chief Financial Officer

845-838-7931

jlucas@emagin.com

MBS Value Partners

Betsy Brod

212-661-2231

Betsy.brod@mbsvalue.com